Exhibit 99.1

Enovix Announces Appointment of Joseph Malchow and Bernard Gutmann

to Its Board of Directors

FREMONT, Calif, June 26, 2023 — Enovix Corporation (“Enovix”) (Nasdaq: ENVX), an advanced silicon battery company, today announced the appointment of Joseph Malchow, founding partner at HNVR Technology Investment Management and board member at Enphase Energy, Inc., and Bernard Gutmann, a 40-year semiconductor industry veteran and former CFO at On Semiconductor, to its Board of Directors (the “Board”). These appointments expand the Board to eight directors, six of whom are independent.

“I am committed to the operational success of Enovix and the addition of Joe and Bernard enhances our Board’s skillset and demonstrates our commitment to drive long-term value to our shareholders,” said T.J. Rodgers, Chairman of the Board. “Joe’s entrepreneurial and investment experience, with expertise in scaled computing infrastructure, software-driven business, energy technology, and artificial intelligence and Bernard’s successful 40-year track record in the semiconductor industry holding financial leadership roles, will help position Enovix for success.”

“We are excited to welcome Joe and Bernard to our Board,” said Dr. Raj Talluri, President and CEO at Enovix. “Their expertise in finance and strategy complements our Board and provides additional guidance as we experience rapid growth. I’m looking forward to working with them as we execute against our goals on our journey to scale.”

Since 2013, Mr. Malchow has served as the founding partner at HNVR Technology Investment Management, a venture capital firm based in Portola Valley, California. Mr. Malchow serves on the board of directors of Enphase Energy, Inc. (Nasdaq: ENPH), a global energy technology company, where he has helped to architect a transformation to software-defined distributed clean energy systems. Mr. Malchow served on the board of directors of Archaea Energy Inc. (NYSE: LFG), a renewable natural gas company, until its acquisition in December 2022; and he is a member of the board of directors of the National Civic Arts Society in Washington, D.C. From December 2020 through July 2021, he served on the board of directors of Rodgers Silicon Valley Acquisition Corp, a special purpose acquisition company which completed a business combination with Enovix. Mr. Malchow holds an A.B. from Dartmouth College and a J.D. from Stanford University.

“I have been a supporter of Enovix technology for years and I’m excited to play a role in helping the company bring high-speed precision manufacturing to batteries,” said Malchow. “I look forward to working closely with the management team as Enovix accelerates its global manufacturing buildout.”

“On a personal note,” he added, “for years I have heard software engineers describe power limitations (and their derivative: compute limitations), as the bottleneck in deploying advanced models to the phones, tablets, EVs, cameras, and edge devices of the future. But the jellyroll battery, a distant cousin of the ancient reel-to-reel audiotape, has struggled to keep pace. I am impressed by the high safety, precision machining, and thermal characteristics of the Enovix battery platform, to be sure. But I am most excited about working with management to unlock pent-up software innovation that already exists, but is currently stuck in power purgatory.”

Mr. Gutmann brings nearly 40 years of experience in the semiconductor space. Most recently he was the Executive Vice President and Chief Financial Officer & Treasurer of ON Semiconductor (Nasdaq: ON), a position he held from September 2012 to February 2021. Before that, he was Vice President, Corporate Analysis & Strategy of SCI LLC from April 2006 to September 2012. In these roles, his responsibilities included finance integration, financial reporting, restructuring, tax, treasury and financial planning and analysis. From November 2002 to April 2006, Mr. Gutmann served as Vice President, Financial Planning & Analysis and Treasury of SCI LLC and from September 1999 to November 2002, he held the position of Director, Financial Planning & Analysis of SCI LLC. Mr. Gutmann served in various financial positions with Motorola (NYSE: MSI) from 1984 to 1999, including controller of various divisions and an offshore wafer and backend factory, finance and accounting manager, financial planning manager and financial analyst. He holds a Bachelor of Science in Management Engineering from Worcester Polytechnic Institute in Massachusetts.

“Enovix has an incredible opportunity to be an industry leader in a space that is in desperate need of innovation,” said Gutmann. “I look forward to working with the management team and guiding the company into an industry-leading global corporation.”

About Enovix

Enovix is on a mission to power the technologies of the future. Everything from IoT, mobile and computing devices, to the vehicle you drive, needs a better battery. The company’s disruptive architecture enables a battery with high energy density and capacity without compromising safety. Enovix is scaling its silicon-anode, lithium-ion battery manufacturing capabilities to meet customer demand. For more information visit www.enovix.com and follow us on LinkedIn.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, about us and our industry that involve substantial risks and uncertainties. Forward-looking statements generally relate to future events or our future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as “will,” “goal,” “prioritize,” “plan,” “target,” “expect,” “focus,” “look forward,” “opportunity,” “believe,” “estimate,” “continue,” “anticipate,” and “pursue” “believe”, “will”, “may”, “estimate”, “continue”, “anticipate”, “intend”, “should”, “plan”, “expect”, “predict”, “could”, “potentially”, “target”, “project”, “evaluate,” “emerge,” “focus,” “goal” or the negative of these terms or similar expressions. Forward-looking statements in this press release include, but are not limited to, statements regarding our plans for the company on a prospective basis. Actual results could differ materially from these forward-looking statements as a result of certain risks and uncertainties. For additional information on these risks and uncertainties and other potential factors that could affect our business and financial results or cause actual results to differ from the results predicted, please refer to our filings with the Securities and Exchange Commission (the “SEC”), including in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of our most recently filed annual periodic reports on Form 10-K and quarterly report on Form 10-Q and other documents that we have filed, or that we will file, with the SEC. Any forward-looking statements made by us in this press release speak only as of the date on which they are made and subsequent events may cause these expectations to change. We disclaim any obligations to update or alter these forward-looking statements in the future, whether as a result of new information, future events or otherwise, except as required by law.

For investor inquiries, please contact:

Enovix Corporation

Charles Anderson

Phone: +1 (612) 229-9729

Email: canderson@enovix.com

The Blueshirt Group

Gary Dvorchak, CFA

Phone: (323) 240-5796

Email: gary@blueshirtgroup.com

For media inquiries, please contact:

Enovix Corporation

Kristin Atkins

Phone: +1 (650) 815-6934

Email: katkins@enovix.com